Exhibit 8.2
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
November 17, 2009
Concord Medical Services Holdings Limited
18/F, Tower A, Global Trade Center
36 North Third Ring Road East, Dongcheng District
Beijing 100013
People’s Republic of China
Ladies and Gentlemen:
     We have acted as United States counsel to Concord Medical Services Holdings Limited (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-[                              ]), including the prospectus contained therein (together, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Company’s Common Stock (“Common Shares”), par value US$0.01 per share, which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.
     We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Taxation —United States Federal Income Taxation,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, represent our opinion as to the material United States federal income tax consequences of the ownership of the Company’s Common Shares or ADSs by United States holders as of the date hereof.
     We do not express any opinion herein concerning any law other than the United States federal income tax law.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.
Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP